FORM 4
             U.S. SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of
    1934, Section 17(a) of the Public Utility Holding Company Act of
       1935 or Section 30(f) of the Investment Company Act of 1940

1.   Name and Address of Reporting Person*

     Ruden          Lawrence
     (Last)         (First)        (Middle)

     2300 NE 48th Court
     (Street)

     Lighthouse Point,   Florida   33064
     (City)              (State)        (Zip)


2.   Issuer Name and Ticker or Trading Symbol

     PR Specialists, Inc. - PLTS


3.   IRS Number of Reporting Person (Voluntary)


4.   Statement for Month/Year

     June, 2002


5.   If Amendment, Date of Original
     (Month/Day/Year)


6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     XX  Director                  10% Owner

     XX Officer (give title below)      Other (specify below)

     Chief Operating Officer

            Table I - Non-Derivative Securities Acquired, Disposed of,
                            or Beneficially Owned


1.  Title of     2. Transaction   3. Transaction   4.  Securities                5. Amount of       6.  Ownership   7.  Nature of
    Security        Date             Code              Acquired (A) or              Securities          Form:           Indirect
    (Instr. 3)      (Month/Day/      (Instr. 8)        Disposed of (D)              Beneficially        Direct (D)      Beneficial
                    Year)                              (Instr. 3, 4 & 5)            Owned at            Or Indirect     Ownership
                                                                                    End of              (I)             (Instr. 4)
                                                                                    Month               (Instr. 4)
                                                                                    (Instr. 3 & 4)
                                  Code      V      Amount    (A) or (D)   Price

Common Stock     06/07/02          P               75,000        A        $0.20       125,000              D
$.001 Par Value



   Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.



 Table II - Derivative Securities Acquired, Disposed or, or Beneficially Owned
          (e.g., puts, calls, warrants, options, convertible securities)


1.  Title of    2.  Conversion    3.  Trans-     4.  Transaction   5.  Number of      6.  Date            7. Title &
    Deriv-          or Exercise       action         Code              Derivative         Exercisable        Amount of
    ative           Price of          Date           (Instr. 8)        Securities         & Expiration       Underlying
    Security        Derivative        (Month/                          Acquired (A)       Date (Month/       Securities
    (Instr. 3)      Security          Day/                             or Disposed        Day/Year)          (Instr. 3 & 4)
                                      Year)                            of (D)
                                                                   (Instr. 3, 4 & 5)

                                                 Code       V      (A)          (D)   Date      Expira-   Title      Amount
                                                                                      Exer-     tion                 of No.
                                                                                      cisable   Date                 of Shares





  Table II - Derivative Securities Acquired, Disposed or, or Beneficially Owned
          (e.g., puts, calls, warrants, options, convertible securities)

Contd...


8.  Price of     9.  Number           10.  Ownership      11.  Nature
    Derivative       of Derivative         Form of             of Indirect
    Security         Securities            Derivative          Beneficial
    (Instr. 5)       Beneficially          Security:           Ownership
                     Owned at End          Direct (D)          (Instr. 4)
                     of Month              or Indirect
                     (Instr. 4)            (I) (Instr 4.)






June 30, 2002                                  /s/  Lawrence Ruden
    Date                                    -------------------------------
                                            **Signature of Reporting Person


                                            Lawrence Ruden
                                            -------------------------------
                                            Print Name

** Intentional misstatements or omissions of facts constitute Federal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S. C 78ff(a)

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure. (Print or Type Responses)